February 2007	Pricing Sheet Dated February 21, 2007
Relating to Amendment No. 1 to Preliminary Pricing Supplement No. 180 dated January 30, 2007
Registration Statement No. 333-131266
Filed pursuant to Rule 433

Structured Investments
Opportunities in Commodities

Auto-Callable Securities due February 26, 2010
Based on the Value of the Goldman Sachs Commodity Agricultural Index® – Excess Return

P R I C I N G T E R M S - F e b r u a r y 2 1, 2 0 0 7
Issuer: Morgan Stanley	Agent: Morgan Stanley & Co. Incorporated (“MS & Co.”)			Calculation agent: MS & Co.
Underlying index:	Goldman Sachs Commodity Agricultural Index® – Excess Return
Aggregate principal amount:	$5,788,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 (see “Commissions and issue price” below)
Pricing date:	February 21, 2007
Original issue date:	February 28, 2007 (5 trading days after the pricing date)
Maturity Date:	February 26, 2010
Early redemption payment:	If, on either of the first two determination dates, the index closing value is greater than the initial index value, the securities will be automatically redeemed on the eighth business day following the related determination date for a cash payment as follows:
•   $1,100 if redeemed following the first determination date, or
•   $1,200 if redeemed following the second determination date.

Payment at maturity:	If the securities have not previously been redeemed, you will receive a cash payment per security as follows:
•   $1,300 if the index closing value on the final determination date is greater than the initial index value, or
•   The $1,000 stated principal amount if the index closing value on the final determination date is less than or equal to the initial index value and the index closing value has not decreased to or below the trigger level on any observation date, or
•   $1,000 times the index performance factor, which will result in a loss on your investment, if the index closing value on the final determination date is less than or equal to the initial index value and the index closing value has decreased to or below the trigger level on any observation date.

Index performance factor:	The final index value divided by the initial index value.
Trigger level:	45.86254, 70% of the initial index value.
Initial index value:	65.51792
Final index value:	The index closing value on the final determination date.
Observation dates:	Each index business day during the period from but excluding the pricing date to and including the final determination date.
Determination dates:	#1: February 19, 2008 #2: February 17, 2009 Final: February 17, 2010
CUSIP:	61750VAC9
Listing:	None
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per security	$1,000	$20	$980
	Total	$5,788,000	$115,760	$5,672,240

(1) The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $992.50 per security. Please see “Issue price” on page 5 of the preliminary pricing supplement for further details.
(2) For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

“GSCI®” is a registered mark of Goldman, Sachs & Co., and has been licensed for use by Morgan Stanley. The Auto-Callable Securities are not sponsored, endorsed, sold or promoted by GS & Co. GS & Co. makes no representation or warranty, express or implied, to the owners of the Auto-Callable Securities or any member of the public regarding the advisability of investing in securities generally or in the Auto-Callable Securities particularly, or the ability of the Goldman Sachs Commodity Index® - Excess Return to track general commodity market performance.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Amendment No. 1 to Preliminary Pricing Supplement No. 180 dated January 30, 2007
Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006